Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Interim CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer , 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter and Year to Date 2014 Operating Results
Third Quarter Highlights

•	4th consecutive quarter of growth in commercial loans

•	Core deposits increased 19% from the prior quarter

•	Net interest margin increased 21 basis points from the prior quarter

•	Exit from residential mortgage business completed

•	All remaining OREO at the Bank sold for a gain

•	Consolidated OREO reduction of 78% from the prior quarter; remaining exposure isolated to PMAR
COSTA MESA, Calif., October 24, 2014 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a non-bank subsidiary, today reported its financial results for the three months ended September 30, 2014.
For the third quarter of 2014, the Company reported a net loss of $385 thousand, or $(0.02) per share. This compares with net income of $4 thousand, or $0.00 per share, in the second quarter of 2014, and a net loss of $1.1 million, or $(0.06) per share, in the third quarter of 2013. The decline in earnings as compared to the second quarter of 2014 is primarily attributable to a loss on the sale of real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) and a loss from discontinued operations related to the final wind down of our mortgage banking business, partially offset by a decrease in the provision for loan and lease losses and an increase in interest income.
For the nine months ended September 30, 2014, the Company reported net income of $70 thousand, or $0.00 per share. This compares with a net loss of $7.4 million, or $(0.41) per share, for the nine months ended September 30, 2013.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “We continued to see positive trends in our core banking operations with solid balance sheet growth, an increase in our net interest margin, and continued strong capital and liquidity positions. Our transition to a relationship-oriented commercial banking model is progressing well and we are steadily attracting new commercial customers to the Bank, as evidenced by a 5% increase in commercial loans, a 3% increase in owner-occupied commercial real estate loans, and a 19% increase in core deposits from the prior quarter. We have a strong pipeline of business development opportunities, which should help us drive steady improvement in our level of profitability going forward.”
In closing, Mr. Buster noted, “As we are nearing the conclusion of our balance sheet cleansing process, it should be noted that the ratio of classified assets to capital has declined from a high of 43.2% as of year-end 2013 to 36.1% as of September 30, 2014.”

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2014, as compared to the three months ended June 30, 2014 and the three and nine months ended September 30, 2013. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013
	($ in thousands)
Total interest income	$9,664	$9,134	$8,877	$28,085	$26,359
Total interest expense	1,353	1,508	1,190	4,305	4,137
Net interest income	8,311	7,626	7,687	23,780	22,222
Provision for loan and lease losses	450	600	—	1,500	1,150
Total noninterest income	768	1,209	502	3,271	621
Total noninterest expense	8,943	9,003	8,285	27,366	28,234
Income tax benefit	—	—	—	—	(1,490)
Net loss from continuing operations	(314)	(768)	(96)	(1,815)	(5,051)
Net income (loss) from discontinued operations	(71)	772	(1,005)	1,885	(2,361)
Net income (loss)	$(385)	$4	$(1,101)	$70	$(7,412)
Net Interest Income
Q3 2014 vs Q2 2014. Net interest income increased $685 thousand, or 9.0%, for the three months ended September 30, 2014 as compared to the three months ended June 30, 2014, primarily as a result of:

•
An increase in interest income of $530 thousand, or 5.8%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended September 30, 2014 as compared to the three months ended June 30, 2014 and a slight increase in the yield on loans; and

•
A decrease in interest expense of $155 thousand, or 10.3%, due to a decrease in the volume of certificates of deposit, partially offset by an increase in the rates of interest paid on certificates of deposit.

Our net interest margin increased to 3.30% for the three months ended September 30, 2014 from 3.09% for the three months ended June 30, 2014, primarily attributable to an increase in our average yield on interest earning assets to 3.84% for the three months ended September 30, 2014 from 3.70% for the three months ended June 30, 2014. Also contributing to the increase in our net interest margin was a decrease in our cost of funds to 0.77% for the three months ended September 30, 2014 from 0.85% for the three months ended June 30, 2014.
Q3 2014 vs Q3 2013. Net interest income increased $624 thousand, or 8.1%, for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, primarily as a result of the increase in interest income, partially offset by the increase in interest expenses, as described below:

•
The increase in interest income of $787 thousand, or 8.9%, was primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, partially offset by a decrease in the yield on loans; and

•
The increase in interest expense of $163 thousand, or 13.7%, was due primarily to an increase in the volume of certificates of deposit partially offset by a decrease in the rates of interest paid on certificates of deposit.

YTD 2014 vs YTD 2013. Net interest income increased $1.6 million, or 7.0%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, primarily as a result of an increase in interest income of $1.7 million, or 6.5%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.
Provision for Loan and Lease Losses
Q3 2014 vs Q2 2014. The provision for loan and lease losses decreased $150 thousand, or 25.0%, for the three months ended September 30, 2014 as compared to the three months ended June 30, 2014, primarily as a result of a lower level of loan growth in the third quarter of 2014 as compared to the second quarter of 2014. In addition, we had net recoveries of $140 thousand for the three months ended September 30, 2014 compared to net recoveries of $40 thousand for the three months ended June 30, 2014.

Q3 2014 vs Q3 2013. The provision for loan and lease losses increased $450 thousand for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, primarily as a result of no provision recorded in the three months ended September 30, 2013 despite an increase in loan balances of $17.1 million and net charge-offs of $328 thousand. The quarterly analysis performed when determining the adequacy of the allowance for loan and lease losses (“ALLL”) results in a range of acceptable ALLL values. Based on our analysis, no provision for loan and lease losses was needed during the three months ended September 30, 2013 in order to maintain the ALLL within this range. Taking into account net recoveries of $140 thousand during the three months ended September 30, 2014 and net loan growth of $13.4 million during the same period, our analysis supported a provision for loan and lease losses of $450 thousand during the three months ended September 30, 2014 in order to maintain an ALLL on the higher end of the determined range.
YTD 2014 vs YTD 2013. The provision for loan and lease losses increased $350 thousand, or 30.4%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, primarily as a result of reserves for increased loan balances of $43.3 million in the first nine months of 2014 partially offset by net recoveries of $312 thousand for the nine months ended September 30, 2014, compared with an increase in loan balances of $15.7 million for the same period last year combined with net charge-offs of $1.2 million during the nine months ended September 30, 2013.
Noninterest Income
Q3 2014 vs Q2 2014. Noninterest income decreased $441 thousand, or 36.5%, for the three months September 30, 2014 as compared to the three months ended June 30, 2014, primarily as a result of:

•	A $217 thousand, or 45.8%, decrease in net gain on sale of small business administration (“SBA”) loans; and

•	A net loss of $317 thousand on the sale of OREO for the three months ended September 30, 2014 as compared to no loss for the three months ended June 30, 2014.
Q3 2014 vs Q3 2013. Noninterest income increased by $266 thousand for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013 primarily as a result of:

•	A $257 thousand increase in net gain on sale of SBA loans;

•	A $231 thousand increase in income from OREO; and

•	A net loss of $317 thousand on the sale of OREO for the three months ended September 30, 2014 as compared to a net gain of $13 thousand for the three months ended September 30, 2013.
YTD 2014 vs YTD 2013. Noninterest income increased $2.7 million, or 426.7%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, primarily as a result of:

•	An increase of $1.4 million in net gain on sale of SBA loans;

•	An increase of $571 thousand in income from OREO; and

•	No sales of loans in the current period as compared to a net loss on the sale of loans of $485 thousand for the nine months ended September 30, 2013; partially offset by

•	A net loss of $317 thousand on the sale of OREO for the nine months ended September 30, 2014 as compared to a net gain of $4 thousand for the nine months ended September 30, 2013.
Noninterest Expense
Q3 2014 vs Q2 2014. Noninterest expense decreased $60 thousand, or 0.7%, for the three months ended September 30, 2014 as compared to the three months ended June 30, 2014, primarily as a result of:

•	A decrease of $173 thousand in our legal expenses as a result of a legal recovery related to the settlement of one of our OREO loan relationships in 2014; partially offset by

•	An increase of $125 thousand in salaries and employee benefits primarily related to a partial refund received in the the three months ended June 30, 2014 for health care insurance costs.

Q3 2014 vs Q3 2013. Noninterest expense increased $658 thousand, or 7.9%, for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, as a result of:

•	An increase of $754 thousand in salaries and employee benefits related to the hiring of key employees during 2013 and 2014 and increases in employee benefits; and

•
An increase of $166 thousand in carrying costs and other expenses incurred in connection with OREO as a result of higher expenses during the third quarter of 2014 due to a write down taken on one OREO property; partially offset by

•	A decrease of $147 thousand in business development expenses primarily attributable to decreased spending on print marketing costs.

YTD 2014 vs YTD 2013. Noninterest expense decreased $868 thousand, or 3.1%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, primarily as a result of:

•	A decrease of $1.7 million in OREO expenses attributable to the reduction in OREO properties during the previous 12-month period;

•
A decrease of $1.1 million in professional fees related to decreased legal expenses due to the resolution of certain lawsuits and other disputes and a decline in legal costs related to nonperforming loans;

•	A decrease of $645 thousand in other operating expenses primarily as a result of a decrease in fees paid to directors for their service on our board of directors; and

•	A decrease of $494 thousand in our FDIC expense as a result of lower insurance required based upon improvement in the Bank's, financial condition; partially offset by

•	An increase of $2.3 million in salaries and employee benefits related to the hiring of key employees during 2013 and 2014 and increases in employee benefits; and

•
An increase of $738 thousand in our provision for contingencies as a result of settlements of legal disputes during the nine months ended September 30, 2014 as compared to recoveries during the same period of 2013.

Income tax provision (benefit)
For each of the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, we recorded no income tax provision. We had no income tax provision for the third quarter of 2014 as a result of a pre-tax loss of $314 thousand. We recorded no income tax provision in the second quarter of 2014 as a result of the utilization of a net operating loss (“NOL”) credit against our taxable income in the current year. We had no income tax provision for the third quarter of 2013 as we had a pre-tax loss of $96 thousand.
We had no income tax provision for the nine months ended September 30, 2014 as a result of the utilization of the NOL credit against our taxable income in the current year. The tax benefit of $1.5 million for the nine months ended September 30, 2013 was primarily related to the release of the remainder of a valuation allowance in the first quarter of 2013, which we had established against our deferred tax assets by means of non-cash charges to the provision for income taxes prior to 2013.
Discontinued operations
For the three months ended September 30, 2014, we had a net loss related to our discontinued operations of $71 thousand and for the three months ended June 30, 2014, we had net income related to our discontinued operations of $772 thousand, as compared to a net loss from discontinued operations of $1.0 million for the three months ended September 30, 2013. The net loss from discontinued operations for the three months ended September 30, 2014 was primarily attributable to the final write down of any outstanding items in discontinued operations during the quarter. The net income from discontinued operations for the three months ended June 30, 2014 was primarily attributable to a partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights in April 2014. The net loss from discontinued operations for the three months ended September 30, 2013 primarily related to higher expenses than incoming revenues related to the mortgage banking division.
For the nine months ended September 30, 2014, we had net income related to our discontinued operations of $1.9 million as compared to a net loss of $2.4 million for the nine months ended September 30, 2013. The net income from discontinued operations for the nine months ended September 30, 2014 was attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights. The net loss from discontinued operations for the nine months ended September 30, 2013 primarily related to higher expenses than incoming revenues related to our former mortgage banking business.
Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2014 gross loans totaled approximately $820.1 million, which represented an increase of $13.4 million, or 1.7%, from gross loans outstanding at June 30, 2014, and an increase of $43.3 million, or 5.6%, from the gross loans outstanding at December 31, 2013. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2014, June 30, 2014 and December 31, 2013.

	September 30, 2014		June 30, 2014		December 31, 2013
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	264,898	32.3%	253,442	31.4%	226,450	29.2%
Commercial real estate loans - owner occupied	197,145	24.0%	191,143	23.7%	174,221	22.4%
Commercial real estate loans - all other	178,297	21.7%	178,562	22.1%	177,884	22.9%
Residential mortgage loans - multi-family	93,579	11.4%	94,405	11.7%	96,565	12.4%
Residential mortgage loans - single family	67,463	8.2%	72,919	9.0%	75,660	9.7%
Land development loans	12,555	1.5%	9,966	1.2%	18,458	2.4%
Consumer loans	6,156	0.8%	6,210	0.8%	7,599	1.0%
Gross loans	820,093	100.0%	806,647	100.0%	776,837	100.0%
Deposits

	September 30, 2014	June 30, 2014	December 31, 2013
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$206,915	$193,499	$203,942
Interest-bearing checking accounts	39,666	34,007	50,248
Money market and savings deposits	191,589	141,937	147,366
Certificates of deposit	444,229	449,851	378,669
Totals	$882,399	$819,294	$780,225
The increase in our total deposits from June 30, 2014 to September 30, 2014 is primarily attributable to an increase of $49.7 million in money market and savings deposits and an increase of $19.1 million in demand deposits. As a result, our lower priced core deposits increased to 50%, and higher priced time deposits decreased to 50%, of total deposits at September 30, 2014, as compared to 45% and 55% of total deposits, respectively, at June 30, 2014.
The increase in certificates of deposit from December 31, 2013 to September 30, 2014 was primarily the result of our decision to increase our deposit base and improve our loan-to-deposit ratio. Due primarily to that decision and the resulting increase in certificates of deposit, lower priced core deposits decreased to 50%, and higher priced time deposits increased to 50%, of total deposits at September 30, 2014, as compared to 51% and 49%, respectively, at December 31, 2013.
Asset Quality
Nonperforming Assets

	2014			2013
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Total non-performing loans	$24,694	$11,645	$8,036	$11,526	$11,854
Other real estate owned	3,461	16,072	15,784	12,292	15,787
Other non-performing assets	—	—	1,619	1,312	781
Total non-performing assets	$28,155	$27,717	$25,439	$25,130	$28,422
90-day past due loans	$3,028	$4,309	$2,383	$4,309	$3,519
Total classified assets	$50,807	$57,313	$64,907	$59,537	$58,185
Allowance for loan and lease losses	$13,170	$11,358	$11,940	$11,358	$10,795
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.61%	1.56%	1.53%	1.46%	1.45%
Allowance for loan and lease losses /total assets	1.23%	1.24%	1.13%	1.14%	1.16%
Ratio of allowance for loan and lease losses to nonperforming loans	53.33%	108.03%	148.58%	98.54%	91.07%
Ratio of nonperforming assets to total assets	2.63%	2.74%	2.41%	2.52%	3.06%
Net quarterly charge-offs to gross loans	(0.02)%	—%	(0.02)%	0.36%	0.04%

Nonperforming assets at September 30, 2014 increased $438 thousand from June 30, 2014 as a result of a $13.0 million increase in non-performing loans, partially offset by a decrease of $12.6 million in OREO in the third quarter of 2014. Non-performing loans increased to $24.7 million at September 30, 2014 from $11.6 million at June 30, 2014, which was primarily attributable to a $12.3 million loan relationship moved to non-accrual status. OREO decreased to $3.5 million at September 30, 2014 from $16.1 million at June 30, 2014, which was primarily due to the sale of two OREO properties during the quarter for a total gain of $341 thousand. In addition, $1.9 million of our remaining OREO balance at September 30, 2014, was sold in the beginning of the fourth quarter for which a $658 thousand loss was recognized during the three months ended September 30, 2014. At September 30, 2014, the Bank had no OREO and 100% of the balance was held at the Company's non-bank subsidiary.
Allowance for loan and lease losses

	2014			2013
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$12,580	$11,940	$11,358	$10,795	$11,123
Charge offs	(27)	(168)	(210)	(2,982)	(558)
Recoveries	167	208	342	190	230
Provision	450	600	450	3,355	—
Balance at end of quarter	$13,170	$12,580	$11,940	$11,358	$10,795
At September 30, 2014, the ALLL totaled $13.2 million, which was approximately $590 thousand more than at June 30, 2014 and $2.4 million more than at September 30, 2013. The ALLL activity during the nine months ended September 30, 2014 included net recoveries of $312 thousand, combined with a $450 thousand provision that we made for possible loan and lease losses. The ratio of the ALLL-to-total loans outstanding as of September 30, 2014 was 1.61% as compared to 1.56% and 1.39% as of June 30, 2014 and September 30, 2013, respectively.
Capital Resources
At September 30, 2014, we had total regulatory capital on a consolidated basis of approximately $140.7 million, and the Bank had total regulatory capital of approximately $121.6 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2014, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2014		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$140,706	17.1%	N/A	N/A
Bank	121,604	14.9%	$81,519	At least 10.0
Tier 1 Capital to Risk Weighted Assets:
Company	$130,383	15.9%	N/A	N/A
Bank	111,369	13.7%	$48,911	At least 6.0
Tier 1 Capital to Average Assets:
Company	$130,383	12.7%	N/A	N/A
Bank	111,369	11.0%	$50,844	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the written agreement (the “FRBSF Agreement”) with the Federal Reserve Bank of San Francisco (the “FRBSF”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRBSF or if we are unable to meet the requirements of the FRBSF Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform and a productive SBA lending group may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Reports on Form 10-Q for the three months ended June 30, 2014 and March 31, 2014, which are on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2014 that we intend to file with the SEC on November 7, 2014, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	Sept '14 vs Jun '14 % Change	Sept '14 vs Sept '13 % Change	September 30, 2014	September 30, 2013	% Change
Total interest income	9,664	9,134	8,877	5.8%	8.9%	28,085	26,359	6.5%
Total interest expense	1,353	1,508	1,190	(10.3)%	13.7%	4,305	4,137	4.1%
Net interest income	8,311	7,626	7,687	9.0%	8.1%	23,780	22,222	7.0%
Provision for loan and lease losses	450	600	—	(25.0)%	100.0%	1,500	1,150	30.4%
Net interest income after provision for loan losses	7,861	7,026	7,687	11.9%	2.3%	22,280	21,072	5.7%
Non-interest income:
Service fees on deposits and other banking services	207	218	206	(5.0)%	0.5%	633	598	5.9%
Net gains on sales of securities available for sale	—	—	21	—%	(100.0)%	—	44	(100.0)%
Net gain on sale of small business administration loans	257	474	—	(45.8)%	100.0%	1,416	—	100.0%
Net (losses)/gains on OREO	(317)	—	13	(100.0)%	(2,538.5)%	(317)	4	(8,025.0)%
Income from other real estate owned	231	225	—	2.7%	100.0%	571	—	100.0%
Other non-interest income (loss)	390	292	262	33.6%	48.9%	968	(25)	(3,972.0)%
Total non-interest income	768	1,209	502	(36.5)%	53.0%	3,271	621	426.7%
Non-interest expense:
Salaries & employee benefits	5,545	5,420	4,791	2.3%	15.7%	16,568	14,308	15.8%
Occupancy and equipment	1,043	973	981	7.2%	6.3%	2,974	2,886	3.0%
Professional Fees	437	490	430	(10.8)%	1.6%	1,501	2,644	(43.2)%
OREO expenses	554	538	388	3.0%	42.8%	1,952	3,627	(46.2)%
FDIC Expense	336	359	391	(6.4)%	(14.1)%	989	1,483	(33.3)%
Other non-interest expense	1,028	1,223	1,304	(15.9)%	(21.2)%	3,382	3,286	2.9%
Total non-interest expense	8,943	9,003	8,285	(0.7)%	7.9%	27,366	28,234	(3.1)%
Loss from continuing operations before income taxes	(314)	(768)	(96)	(59.1)%	227.1%	(1,815)	(6,541)	(72.3)%
Income tax benefit	—	—	—	—%	—%	—	(1,490)	(100.0)%
Net loss from continuing operations	(314)	(768)	(96)	(59.1)%	227.1%	(1,815)	(5,051)	(64.1)%
Discontinued Operations
(Loss) income from discontinued operations before income taxes	(71)	772	(1,005)	(109.2)%	(92.9)%	1,885	(2,800)	(167.3)%
Income tax benefit	—	—	—	—%	—%	—	(439)	(100.0)%
Net (loss) income from discontinued operations	(71)	772	(1,005)	(109.2)%	(92.9)%	1,885	(2,361)	(179.8)%
Net (loss) income	(385)	4	(1,101)	(9,725.0)%	(65.0)%	70	(7,412)	(100.9)%
Accumulated declared dividends on preferred stock	—	—	—	—%	—%	(592)	(538)	10.0%
Accumulated undeclared dividends on preferred stock	(308)	(308)	(274)	—%	12.4%	(320)	(274)	16.8%
Net loss allocable to common shareholders	(693)	(304)	(1,375)	128.0%	(49.6)%	(842)	(8,224)	(89.8)%
Basic loss per common share:
Net loss from continuing operations	$(0.03)	$(0.06)	$(0.02)	(50.0)%	50.0%	$(0.14)	$(0.32)	(56.3)%
Net loss available to common shareholders	$(0.04)	$(0.02)	$(0.07)	100.0%	(42.9)%	$(0.04)	$(0.45)	(91.1)%
Diluted loss per common share:
Net loss from continuing operations	$(0.03)	$(0.06)	$(0.02)	(50.0)%	50.0%	$(0.14)	$(0.32)	(56.3)%
Net loss available to common shareholders	$(0.04)	$(0.02)	$(0.07)	100.0%	(42.9)%	$(0.04)	$(0.45)	(91.1)%
Weighted average number of common shares outstanding:
Basic	19,291	19,255	18,923	0.2%	1.9%	19,231	18,195	5.7%
Diluted	19,291	19,255	18,923	0.2%	1.9%	19,231	18,195	5.7%
Ratios from continuing operations(1):
Return on average assets	(0.03)%	(0.07)%	(0.01)%			(0.18)%	(0.53)%
Return on average equity	(0.27)%	(0.67)%	(0.08)%			(1.56)%	(4.28)%
Efficiency ratio	98.50%	101.90%	101.17%			101.16%	123.60%
____________________

(1)
Ratios and net interest margin for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, and the nine months ended September 30, 2014 and September 30, 2013 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2014	December 31, 2013	Increase/(Decrease)

Cash and due from banks	$10,847	$13,489	(19.6)%
Interest bearing deposits with financial institutions(1)	154,695	93,451	65.5%
Interest bearing time deposits	3,420	2,423	41.1%
Investment securities (including stock)	68,467	74,520	(8.1)%
Loans (net of allowances of $13,170 and $11,358, respectively)	806,540	765,426	5.4%
Other real estate owned	3,461	12,291	(71.8)%
Net deferred tax assets	6,181	7,553	(18.2)%
Assets of discontinued operations	—	12,189	(100.0)%
Other assets	17,310	15,241	13.6%
Total Assets	$1,070,921	$996,583	7.5%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$206,915	$203,942	1.5%
Interest bearing deposits
Interest checking	39,666	50,248	(21.1)%
Savings/money market	191,589	147,366	30.0%
Certificates of deposit	444,229	378,669	17.3%
Total interest bearing deposits	675,484	576,283	17.2%
Total deposits	882,399	780,225	13.1%
Other borrowings	44,500	70,000	(36.4)%
Liabilities of discontinued operations	—	3,313	(100.0)%
Other liabilities	8,971	10,360	(13.4)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	953,397	881,425	8.2%
Shareholders’ equity	117,524	115,158	2.1%
Total Liabilities and Shareholders’ Equity	$1,070,921	$996,583	7.5%
Tangible book value per share	$5.48	$5.47	0.2%
Tangible book value per share, as adjusted(2)	$5.53	$5.50	0.5%
Shares outstanding	$19,320,585	$19,135,169	1.0%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$125,639	$82	0.26%	$130,146	$79	0.24%	$52,383	$32	0.24%
Securities available for sale and stock(2)	69,661	397	2.26%	71,928	403	2.25%	76,651	423	2.19%
Loans(3)	802,912	9,185	4.54%	787,882	8,652	4.40%	725,276	8,422	4.61%
Total interest-earning assets	998,212	9,664	3.84%	989,956	9,134	3.70%	854,310	8,877	4.12%
Interest-bearing liabilities:
Interest-bearing checking accounts	$36,719	$25	0.27%	$35,457	$25	0.28%	$34,009	$24	0.28%
Money market and savings accounts	149,372	106	0.28%	154,591	119	0.31%	148,044	111	0.30%
Certificates of deposit	445,108	1,073	0.96%	454,041	1,081	0.95%	336,884	841	0.99%
Other borrowings	47,337	80	0.67%	51,911	129	1.00%	50,000	73	0.58%
Junior subordinated debentures	17,527	69	1.56%	17,527	154	3.52%	17,527	141	3.19%
Total interest bearing liabilities	696,063	1,353	0.77%	713,527	1,508	0.85%	586,464	1,190	0.81%
Net interest income		$8,311			$7,626			7,687
Net interest income/spread			3.07%			2.85%			3.31%
Net interest margin			3.30%			3.09%			3.57%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2014			September 30, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$129,665	$237	0.24%	$108,231	$203	0.25%
Securities available for sale and stock(2)	71,760	1,217	2.27%	83,612	1,180	1.89%
Loans(3)	790,081	26,631	4.51%	719,605	24,976	4.64%
Total interest-earning assets	991,506	28,085	3.79%	911,448	26,359	3.87%
Interest-bearing liabilities:
Interest-bearing checking accounts	$37,778	$74	0.26%	$33,327	$68	0.27%
Money market and savings accounts	155,616	357	0.31%	158,766	460	0.39%
Certificates of deposit	439,473	3,142	0.96%	381,802	2,963	1.04%
Other borrowings	56,107	363	0.87%	48,484	236	0.65%
Junior subordinated debentures	17,527	369	2.81%	17,578	410	3.12%
Total interest bearing liabilities	706,501	4,305	0.81%	639,957	4,137	0.86%
Net interest income		$23,780			$22,222
Net interest income/spread			2.98%			3.01%
Net interest margin			3.21%			3.26%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.